Exhibit 99.1
                                                              ------------

At TASA:                                  At The Investor Relations Company:
Andrew L. Simon, President & CEO          Mike Arneth or Brien Gately
845-277-8100                              847-296-4200
asimon@tasa.com                           marneth@tirc.com or bgately@tirc.com


FOR IMMEDIATE RELEASE

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES TO
                 RESTATE 2003, 2004 FINANCIAL RESULTS

*	Changes Accounting For Sale-Leaseback Transaction
*	Gain to be Amortized Over Ten-Year Term of Lease
*	No Impact on Reported Revenues
*	Operating Income Increases in Affected Periods

Brewster, NY, May 18, 2005 -- Touchstone Applied Science
Associates, Inc.(OTCBB: TASA) announced today that, as a result of a review of the accounting treatment of the one-time gain on its July, 2003 sale-leaseback of its headquarters building, the Company has determined that the gain should be recognized over the ten-year term of the lease. To make the change, TASA will re-file its Forms 10-
KSB for the fiscal years ended October 31, 2003 and October
31, 2004 as well as Forms 10-QSB and for the subsequent fiscal quarters, commencing with the fiscal quarter ended
July 31, 2003.

     "We originally recognized the entire amount of the gain in 2003 when the sale-leaseback transaction was completed," said Andrew L. Simon, president and chief executive officer. "Subsequently, the Securities and Exchange
Commission requested that we review such accounting treatment. We consulted with our independent public accountants, conducted the review and, after reviewing all the facts in light of recent interpretations of the complex accounting issues surrounding sale-leaseback transactions, we have now determined that the gain should be amortized over the life of the ten-year lease. Accordingly, we will file the appropriate amendments to our periodic reports previously filed with the SEC.

      "This action will have no impact on revenues reported for any of the periods in question. The Company will recognize the one-time gain of $1,254,383 from the sale-leaseback over the duration of the lease (ten years), rather than recognizing the entire gain in fiscal 2003. The effect will be to reduce net income for fiscal 2003, and to increase net income for the subsequent periods during the ten-year term of the lease," Simon added.

     Simon noted that the financial statements contained in TASA's Annual Reports on Form 10-KSB for the fiscal years ended October 31, 2003 and 2004, respectively, as well as Quarterly Reports on Form 10-QSB for the quarters ended
July 31, 2003 through January 31, 2005 should no longer be relied upon. TASA will re-file its financial statements with the SEC for these periods as soon as possible.

     TASA, based in Brewster, N.Y., designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. TASA also provides scanning, scoring and reporting services for all of its tests to states, schools and districts as well as to third parties. Through its custom assessment unit, the company provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers. Visit the company's website at www.tasa.com.

      Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform
Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The
Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

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